Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-127256 of our report dated June 24, 2005 appearing in the joint proxy statement/prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in the joint proxy statement/prospectus.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

August 29, 2005